Amendment No. 1 to the
CHC Group Ltd. Omnibus Incentive Plan
THIS AMENDMENT NO. 1 to the CHC Group Ltd. Omnibus Incentive Plan, (the “Plan”), was approved by the Board of CHC Group Ltd. (the “Company”) on June 25, 2015, subject to approval of the Company’s stockholders. Capitalized terms used but not defined in this Amendment No. 1 shall have the meanings set forth in the Plan.
Background
WHEREAS, prior to the adoption of this Amendment No. 1, the Plan provides, among other things, that (x) a maximum of 7,500,000 Ordinary Shares are available for Awards under the Plan (the “Absolute Share Limit”) and (y) Options or SARs representing no more than 1,000,000 Ordinary Shares may be granted to any individual Participant during any single fiscal year of the Company (the “Individual Annual Option Limit”); and
WHEREAS, on the basis of a recommendation from the Compensation Committee of the Board, the Board has determined that it is appropriate, advisable and in the best interests of the Company, subject to approval of the Company’s stockholders, to increase (x) the Absolute Share Limit by 6,921,104 Ordinary Shares, from 7,500,000 Ordinary Shares to 14,421,104 Ordinary Shares and (y) the Individual Annual Option Limit to 2,000,000 Ordinary Shares in respect of Options or SARs.
1.    Amendments.
a.    Absolute Share Limit. Clause (i) of Section 5(b) of the Plan is hereby amended to replace the number “7,500,000” with the number “14,421,104”.
b.    Individual Annual Option Limit. Clause (ii) of Section 5(b) of the Plan is hereby amended to replace the number “1,000,000” with the number “2,000,000”.
2.    No Other Effect on the Plan. In all other respects, the form, terms and provisions of the Plan remain unchanged and in full force and effect.